Exhibit 21.1

APRIA HEALTHCARE GROUP INC.
LIST OF SUBSIDIARIES

Apria Healthcare, Inc.
Coram, Inc.
T2 Medical, Inc.
Coram Specialty Infusion Services, Inc.
Coram Alternate Site Services, Inc.

As of February 26, 2008